UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 22, 2026

TEUCRIUM COMMODITY TRUST
(Exact name of registrant as specified in its charter)

Delaware	001-34765	61-1604335
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Main Street, Suite 215
Burlington, VT 05401
(Address of principal executive offices) (Zip Code)

(802) 540-0019
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered:
7RCC Spot Bitcoin and Carbon Credit Futures ETF	BTCK	NYSE Arca

Item 1.01  Entry into a Material Definitive Agreement.

Custodial Services Agreement

On May 18, 2026, 7RCC Spot Bitcoin and Carbon Credit Futures ETF (the “Fund”), a series of Teucrium Commodity Trust (the “Trust”), entered into a new custodial services agreement (the “Custodial Services Agreement”) with BitGo Bank & Trust, National Association, a national banking association chartered under the laws of the United States and authorized by the Office of the Comptroller of the Currency to exercise fiduciary and custodial powers (“BitGo” or a “Bitcoin Custodian”). Pursuant to the Custodial Services Agreement, BitGo will establish and maintain one or more segregated custody accounts, controlled and secured by BitGo, on its books for the receipt, safekeeping, and maintenance of the Fund’s bitcoin holdings. The Custodial Services Agreement requires the Fund to indemnify BitGo and certain of its affiliates and services providers in certain situations, including against certain losses arising or related to the Trust’s use of the services, breach of the Custodial Services Agreement or violation of applicable law. The Custodial Services Agreement also requires BitGo to maintain reasonable insurance policies and coverage. The Custodial Services Agreement commenced on May 18, 2026, and will continue for one year, unless earlier terminated in accordance with its terms or if either party notifies the other of its intention not to renew at least 60 days prior to the expiration of the then-current term. After the initial term, the Custodial Services Agreement will automatically renew for successive one-year periods, unless either party notifies the other of its intention not to renew with prior notice, or unless it is terminated early, in accordance with the terms of the Custodial Services Agreement.

The sponsor of the Trust, Teucrium Trading, LLC (the “Sponsor”), expects to utilize BitGo’s services to custody the Fund’s bitcoin.

The foregoing description is a summary, and does not purport to be a complete description of the Custodial Services Agreement, and is qualified in its entirety by reference to the Custodial Services Agreement, dated May 18, 2026, which is filed as Exhibit 10.15 hereto and is incorporated by reference herein.

The Sponsor may allocate the Fund’s bitcoin among Bitcoin Custodians. In designating a custodian as a bitcoin custodian for the Fund, the Sponsor considers whether the custodian provides protection against theft and loss and ensures that the transactions and trades are secure.

Master Purchase Agreement

On May 22, 2026, the Fund, entered into a new Master Purchase Agreement with BitGo Prime, LLC (“BitGo Prime”), pursuant to which BitGo Prime will serve as a "Bitcoin Trading Counterparty" for the Fund. The Master Purchase Agreement sets forth the general parameters under which a transaction in bitcoin will be effectuated, should any transaction with BitGo Prime occur. BitGo Prime is an affiliate of the Bitcoin Custodian, BitGo Bank & Trust, National Association, under common ownership. Although BitGo Prime and BitGo are affiliated, the Sponsor will engage in transactions with BitGo Prime on an arm’s-length basis. BitGo Prime is not an agent of BitGo.

Under the Master Purchase Agreement, BitGo Prime and the Fund may purchase from and sell digital assets to each other, each for its own benefit and account. To facilitate such trading services, BitGo Prime provides online access to its proprietary electronic trading system, with access to and use of the trading system being subject to the terms and conditions of the Master Purchase Agreement. The Fund will not pay any commissions and transaction, processing and other fees, including federal, state and local taxes. Payment for and delivery of the bitcoin will be due as agreed between the Trust and the Bitcoin Trading Counterparty. Delivery of the bitcoin are considered to be completed when the bitcoin are credited to the Fund’s wallet. BitGo Prime may close or suspend access to its trading system, or terminate or suspend the Fund’s access to any feature, for cause, at any time, without prior notice; provided, BitGo Prime will use reasonable efforts to provide thirty (30) days’ prior notice of such suspension, closure, or termination. The Bitcoin Trading Counterparty shall have no liability for any losses, liabilities, damages, expenses, demands charges or claims of the Fund arising from the agreement, except that the Bitcoin Trading Counterparty may be liable for its gross negligence, fraud or willful misconduct. The agreement is governed by, and construed and enforced in accordance with, the laws of the State of New York.

The foregoing description is a summary, and does not purport to be a complete description, of the Master Purchase Agreement, and is qualified in its entirety by reference to the Master Purchase Agreement, dated May 22, 2026, which is filed as Exhibit 10.16 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
10.15	Custodial Services Agreement
10.16	Master Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teucrium Commodity Trust
	By:	Teucrium Trading, LLC, its sponsor

Date: May 22, 2026	By:	/s/ Sal Gilbertie
	Name:	Sal Gilbertie
	Title:	Chief Executive Officer